As filed with the Securities and Exchange Commission on January 16, 2007
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MASTEC, INC.

(Exact Name of Registrant as Specified in its Charter)

Florida	65-0829355

(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)
800 S. Douglas Road, 12th Floor
Coral Gables, Florida 33134

(Address of Principal Executive Offices)
The Mastec, Inc. 401(k) Retirement Plan

(Full Title of the Plan)

Albert de Cardenas, Esq.
Executive Vice President
and General Counsel
Mastec, Inc.
800 S. Douglas Road, 12th Floor
Coral Gables, Florida 33134

(Name and Address of Agent for Service)
(305) 599-1800

Telephone Number, Including Area Code, of Agent For Service
Copies to:
Barbara J. Oikle, Esq.
Greenberg Traurig, P.A.
1221 Brickell Avenue
Miami, Florida 33131
(305) 579-0500
CALCULATION OF REGISTRATION FEE

	Proposed number of	Proposed maximum	Proposed
Title of securities	shares to be	offering price	maximum aggregate	Amount of
to be registered	Registered(1)(2)	per share(3)	offering price	registration fee
Common Stock, $0.10 par value, to be issued in connection with The Mastec, Inc. 401(k) Retirement Plan	150,000	$11.06	$1,659,000	$177.51

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the MasTec, Inc. 401(k) Retirement Plan (the “401(k) Plan”).

(2)	Pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the 401(k) Plan as a result of any future stock split, stock dividend or similar adjustment the common stock, $0.10 par value (the “Common Stock”) of MasTec, Inc. (the “Registrant”).

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and h(1) of the General Rules and Regulations under the Securities Act on the basis of the average of the high and low price of a share of Common Stock as reported by the New York Stock Exchange on January 10, 2007.

Page
PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS	3
PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT	3
Item 3. Incorporation of Documents by Reference.	3
Item 4. Description of Securities.	4
Item 5. Interests of Named Experts and Counsel.	4
Item 6. Indemnification of Directors and Officers.	4
Item 7. Exemption from Registration Claimed.	5
Item 8. Exhibits	5
Item 9. Undertakings	5
SIGNATURES	7
EXHIBIT INDEX	9
EXHIBIT 5.1 OPINION OF GREENBERG TRAURIG, P.A.
EXHIBIT 5.2 IRS DETERMINATION LETTER
EXHIBIT 23.1 CONSENT OF BDO SEIDMAN, LLP
EXHIBIT 23.2 CONSENT OF ERNST & YOUNG, LLP
EX-5.1 Opinion of Greenberg Traurig
EX-5.2 IRS Determination Letter
EX-23.1 Consent of BDO Seidman
EX-23.2 Consent of Ernst & Young

EXPLANATORY NOTE
     This Registration Statement will be used to register shares of common stock, par value of $0.10 per share (the “Common Stock”), of Mastec, Inc. (the “Registrant”), as well as plan interests to be offered or sold pursuant to the Mastec, Inc. 401(k) Retirement Plan (the “401(k) Plan”).
PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The information specified by Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”), and the introductory Explanatory Note to Part I of Form S-8.
     The documents containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b) of the Securities Act. Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
     The following documents, which have been filed with the Securities and Exchange Commission, are hereby incorporated by reference into this registration statement:
(a)	The Annual Report of the Registrant on Form 10-K for the fiscal year ended December 31, 2005;

(b)	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006, June 30, 2006, and September 30, 2006;

(c)	The Registrant’s Current Reports on Form 8-K filed on January 6, 2006 (as amended by the Form 8-K/A filed on January 23, 2006), February 6, 2006, April 6, 2006, August 24, 2006, December 1, 2006 and December 8, 2006 (not including any information furnished under Items 2.02, 7.01 or 9.01 of any such Form 8-K);

(d)	The Registrant’s Proxy Statement on Schedule 14A filed on April 14, 2006;

(e)	The Annual Report of the 401(k) Plan on Form 11-K for the fiscal year ended December 31, 2005; and

(f)	The description of the Registrant’s Common Stock contained in its Registration Statement on Form 8-A (Registration No. 001-08106) filed with the Securities and Exchange Commission on February 2, 1997 and any amendments to such Registration Statement filed subsequently thereto, including all amendments or reports filed for the purpose of updating such description.
     In addition, all documents subsequently filed by the Registrant or the 401(k) Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (not including any information furnished under Items 2.02, 7.01 or 9.01 of Form 8-K, which information is not incorporated by reference herein) subsequent to the date of the Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, will be deemed to be incorporated herein by reference and to be a part of this registration statement from the date of filing of such documents. Any statement contained in a document incorporated herein by reference will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in a subsequently filed document incorporated herein by reference, modifies or supersedes the statement. Any statement modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.
     Not applicable.

Item 5.	Interests of Named Experts and Counsel.
     Not applicable.

Item 6.	Indemnification of Directors and Officers.
     Under Section 607.0831 of the Florida Business Corporation Act (the “FBCA”), a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act regarding corporate management or policy unless (1) the director breached or failed to perform his or her duties as a director and (2) the director’s breach of, or failure to perform, those duties constitutes (a) a violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful, (b) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (c) a circumstance under which the liability provisions of Section 607.0834 are applicable, (d) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct, or (e) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A judgment or other final adjudication against a director in any criminal proceeding for a violation of the criminal law estops that director from contesting the fact that his or her breach, or failure to perform, constitutes a violation of the criminal law; but does not estop the director from establishing that he or she had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful.
     Under Section 607.0850 of the FBCA, a corporation has power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, has reasonable cause to believe that his or her conduct was unlawful.
     In addition, under Section 607.0850 of the FBCA, a corporation has the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

     Under Section 607.0850 of the FBCA, the indemnification and advancement of expenses provided pursuant to Section 607.0850 of the FBCA are not exclusive, and a corporation may make any other or further indemnification or advancement of expenses of any of its directors, officers, employees, or agents, under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (a) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his or her conduct was unlawful; (b) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (c) in the case of a director, a circumstance under which the above liability provisions of Section 607.0834 are applicable; or (d) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.
     Section 607.0850 also provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against the person and incurred by him or her in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of Section 607.0850.
     The Registrant’s Amended and Restated Articles of Incorporation provide that the Registrant shall indemnify any director or former director to the fullest extent permitted by law. The Registrant’s Second Amended and Restated By-Laws provide that a director or officer may be paid expenses incurred in defending any proceeding in advance of its final disposition upon receipt by the Registrant of an undertaking, by or on behalf of the director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to indemnification. The Registrant’s Second Amended and Restated By-Laws also permit the Registrant to purchase and maintain insurance on behalf of the Registrant’s directors, officers, employees and agents against liabilities that they may incur in those capacities, whether or not the Registrant would have the power to indemnify them against such liabilities.
     The Registrant has obtained primary and excess insurance policies insuring the directors and officers of the Registrant and its subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under such policies, the insurer, on behalf of the Registrant, may also pay amounts for which the Registrant has granted indemnification to the directors or officers. In addition, the Registrant has individual indemnification agreements with its directors.

Item 7.	Exemption from Registration Claimed.
     Not applicable.

Item 8.	Exhibits
     A list of exhibits filed with this registration statement is in the Exhibit Index that immediately precedes such exhibits and is incorporated by reference herein.

Item 9.	Undertakings
     (a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent not more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coral Gables, State of Florida on this 15th day of January, 2007.

MASTEC, INC.
By:	/s/ Austin J. Shanfelter
Austin J. Shanfelter
President and Chief Executive Officer (Principal Executive Officer)

By:	/s/ C. Robert Campbell
C. Robert Campbell
Chief Financial Officer (Principal Financial and Accounting Officer)

     Pursuant to the requirements of the Securities Act of 1933, the trustee (or such other person who administers the Mastec, Inc. 401(k) Retirement Plan) has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coral Gables, State of Florida on this 15th day of January, 2007.

THE MASTEC, INC. 401(k) RETIREMENT PLAN
By:	/s/ Austin J. Shanfelter
Austin J. Shanfelter
Chairman, Benefits Committee of MasTec, Inc.

POWER OF ATTORNEY
     Each person whose signature appears below hereby appoints Austin Shanfelter and C. Robert Campbell, and each or any of them acting alone, his true and lawful attorney-in-fact with authority to execute in the name of each such person, and to file with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including without limitation post-effective amendments) to this registration statement necessary or advisable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Jorge Mas	Chairman of the Board

/s/ Austin J. Shanfelter Austin J. Shanfelter	President and Chief Executive Officer and Director (Principal Executive Officer)	January 15, 2007

/s/ Jose R. Mas Jose R. Mas	Executive Vice President and Vice Chairman of the Board	January 15, 2007

/s/ Ernst N. Csiszar Ernst N. Csiszar	Director	January 15, 2007

Carlos M. de Cespedes	Director

Robert J. Dwyer	Director

/s/ Frank E. Jaumot Frank E. Jaumot	Director	January 15, 2007

Julia L. Johnson	Director

/s/ Jose S. Sorzano Jose S. Sorzano	Director	January 15, 2007

/s/ John Van Heuvelen John Van Heuvelen	Director	January 15, 2007

EXHIBIT INDEX

Exhibit
Number	Description

3.1	Amended and Restated Articles of Incorporation filed as Exhibit 3.1 to our Registration Statement on Form S-1 (Registration No. 333-129790) and incorporated by reference herein.

3.2
Second Amended and Restated Bylaws of MasTec, Inc. amended and restated as of May 30, 2003, filed as Exhibit 3.1 to our Form 10-Q for the quarter ended June 30, 2003 and filed with the SEC on August 14, 2003 and incorporated by reference herein.

5.1*	Opinion of Greenberg Traurig, P.A.

5.2*	Internal Revenue Service Determination Letter that the Plan is qualified under Section 401 of the Internal Revenue Code.

23.1*	Consent of BDO Seidman, LLP

23.2*	Consent of Ernst & Young LLP

23.3*	Consent of Greenberg Traurig, P.A. (contained in Exhibit 5.1)

24.1	Power of Attorney (contained on the signature pages of this Registration Statement)

*	Exhibits filed with this Form S-8.